Exhibit (c)(7)

Deutsche Bank CONFIDENTIAL Corporate & Investment Bank Project Pine Precedent insurance squeeze-out transaction case studies February, 2018 Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

Summary statistics of select case studies of precedent insurance minority squeeze-outs

	High	Low	Median
Timeline			
Total time (1st offer to agreement)	~5.5 months	~3.5 months	~4.5 months
Offer to preliminary response	~3 months	~1.5 months	~2.5 months
2nd offer	~6 weeks	~1.5 weeks	~3 weeks
Bumps			
# of bumps	4	3	3
Final offer premium to initial	25.0%	8.3%	15.7%
Negotiation			**Totals**
1st response – with counter			2
1st response – without counter			3
2nd response – with counter			4
2nd response – without counter			1

Source: Company filings

Note: Data indicates a summary of select deals covered in the next couple of pages. Metrics for AIG / 21st century transaction are excluded as the companies were involved in private negotiations for several months prior to the first public offer. Excludes First American / First Advantantage for calculating the final offer premium to initial.

Deutsche Bank
Corporate & Investment Bank

Case studies of select insurance precedent minority squeeze-outs (1/2)

	American Financial Group / National Interstate (49% acquired)	CNA Financial / CNA Surety (38% acquired)	First American / First Advantage (26% acquired)
Timeline			
Total time (1st offer to agreement)	~4.5 months	~5.5 months	~3.5 months
Offer to preliminary response	~3 months	~3 months	~1.5 months
2nd offer	~3 weeks	~6 weeks	~1.5 weeks
3rd offer	~1.5 weeks	~4 weeks	~ 2.5 weeks
Final offer	~2 weeks	1 day	~ 2.5 weeks
Final offer to signing	5 days	5 days	4 days
Bumps			
# of bumps	3	3	3
Final offer premium to initial	8.3%	20.7%	7.9% (based on exchange ratio) / 34.3% (based on stock price appreciation)
Final offer premium to 1-day / 1-week / 1-month / 90-day VWAP	43.7% / 45.0% / 39.5% / 29.8%	37.9% / 38.7% / 48.2% / 50.9%	48.0% / 67.8% / 39.9% / 41.3%
Negotiation			
1st offer	– $30.00 per share, 32.7% premium, 1.7x P/BV, 26x LTM P/E	– $22.00 per share, 14% premium / 13% to 52-week high / 24% to 1m / 31% to 3m, 1.17x P/TBV	– 0.5375 fixed exchange ratio ($14.04 per share at time of offer), 10.2% premium
1st response	– Written presentation by MS to AFG; valuation ranges indicated but no counter proposed	– Rejected stating proposal "substantially undervalued" the Company	– Inadequate offer; would consider a revised offer
2nd offer	– $30.75 per share (2.5% increase)	– Buyer indicated $25.00 per share is fair value; however Board would consider $25.20 as that was the trading price (14.5% increase)	– 0.55 fixed exchange ratio ($17.38 at time of offer, 2.3% increase in exchange ratio)
2nd response	– SC rejected offer stating it was inadequate and not in the best interest of public shareholders	– SC would support 1.2x P/BV or $27.79 per share; but would be constructive	– Counter-offer of $23.00 per share in cash or fixed value mechanism
3rd offer	– $32.00 per share "best and final" offer; 41.5% premium	– CNA indicate they would be willing to recommend $26.20	– 0.57 fixed exchange ratio ($17.76 per share at time of offer)
3rd response	– $32.00 per share unlikely to receive unanimous support whereas $32.50 would	– SC would support $27.00	– $20.00 per share with downside protection; subsequently reduced ask to 0.5850 fixed exchange ratio (19.64 per share)
Final offer	– Added a $0.50 special dividend per share in addition to the $32.00 communicated earlier	– Agreement at $26.55	– Agreement at 0.58 exchange ratio

Source: Company filings

Deutsche Bank
Corporate & Investment Bank

1

Case studies of select insurance precedent minority squeeze-outs (2/2)

	Nationwide Mutual / Nationwide Financial Services (33% acquired)	Alfa Mutual / Alfa Corp (46% acquired)	AIG / 21st Century Insurance[(a)] (39% acquired)
Timeline			
Total time (1st offer to agreement)	~5 months	~3.5 months	~3.5 months[(a)]
Offer to preliminary response	~2.5 months	~2 months	~2 weeks
2nd offer	~1 month	~2 weeks	~1 month
3rd offer	~ 2.5 weeks	~2 weeks	~ 1 month
4th offer	N/A	5 days	N/A
Final offer	~ 2 weeks	10 days	~1 month
Final offer to signing	12 days	1 day	1 day
Bumps			
# of bumps	3	4	3
Final offer premium to initial	10.7%	25.0%	11.4%
Final offer premium to 1-day / 1-week / 1-month / 90-day VWAP	28.3% / 17.9% / 18.9% / 21.5%	44.7% / 40.6% / 29.8% / 30.8%	32.6% / 31.2% / 24.9% / 30.3%
Negotiation			
1st offer	– $47.20 per share, 15.9% premium, 11.4% to 1m average	– $17.60 per share, 15.8% premium, 1.7x P/BV (ex. AOCI)	– $19.75 per share, 19% premium, 25.5% to 12m avg, 19.6x NTM P/E
1st response	– $47.20 doesn't represent a realistic starting point for negotiations; low 60s may be acceptable	– Counter offer of $24.00 per share (after negotiating a deletion of a provision related to A.M. Best downgrade)	– $26.00 per share counterproposal, based on revised projections and view of cost synergies
2nd offer	– $50.65 per share (7.3% increase)	– $18.75 per share (6.5% increase)	– Would potentially increase $19.75 per share by 5%
2nd response	– SC would be willing to consider a transaction at $56.00 per share	– SC maintained $18.75 was not a price at which it would propose a new counter-offer and maintained its previous counter of $24.00 per share	– $23.00 per share with AIG stock as consideration or $24.00 per share in stock
3rd offer	– May be willing to consider as high as $51.00 per share	– $20.00 per share	– $21.25 per share with no majority of minority condition
3rd response	– $52.50 with majority of minority condition or $53.50 without it	– $23.00 per share	– $22.00 per share with minimum fixed amount of dividends
4th offer	– N/A	– $20.75 per share without majority of minority condition	– N/A
4th response	– N/A	– $22.00 per share with majority of minority condition	– N/A
Final offer	– Agreement at $52.25 per share without majority of minority condition	– $22.00 per share without majority of minority condition agreed	– $22.00 per share with pro rata dividend until closing agreed

(a) AIG and 21st Century had been in discussions on the topic since July, 2006. AIG decided to go public with the offer in Jan, 2007 when they couldn't agree on valuation with the SC.

Source: Company filings

Deutsche Bank
Corporate & Investment Bank

2

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